Exhibit 10.79

Avaya Inc.

Long-Term Cash Award Agreement

1.	This agreement (the “Agreement”) evidences a long-term cash award to the Award Recipient by Avaya Inc. (the “Company”), subject to the terms set forth below and on Appendices I and II; and the Award Recipient agrees with the Company as set forth below.

2.	Delivery of Award. You have been awarded a long-term cash award as set forth in the grant details table above (the “Award”). This Award is comprised of two elements: a portion which vests based on the passage of time (section 2(a) below) (the “Time-Based Award”) and a portion which would be awarded and would vest upon the achievement of certain performance conditions (section 2(b) below) (the “Performance-Based Award”).

a.	Time-Based Award.

i.	The grant date for the Time-Based Award is [ ] (the “Time-Based Award Grant Date”).

ii.	The Time-Based Award, unless earlier terminated, forfeited or expired, shall vest as follows:

1.	One-fourth (1/4th) of the Time-Based Award on the first anniversary of the Time-Based Award Grant Date (“First Vesting Period”); and

2.	One-sixteenth (1/16) of the Time-Based Award on each quarterly anniversary of the Time Based Award Grant Date thereafter (each a “Quarterly Vesting Date”), with the last such vesting date falling on the fourth anniversary of the Time-Based Award Grant Date (collectively, “Second Vesting Period”).

iii.	Notwithstanding clause (ii) above, in the event of a termination of the Award Recipient’s Employment as a result of death or Disability, or by the Company without Cause (each an “Accelerating Termination”), the Time-Based Award will vest as follows:

1.	First Vesting Period: if the Accelerating Termination occurs during the First Vesting Period, the portion of the Time-Based Award that was scheduled to vest at the end of the First Vesting Period will vest on the date of termination of Employment on a pro-rated basis as follows: one quarter (1/4) of the Award that otherwise would have vested at the end of the First Vesting Period had the Accelerating Termination not occurred will vest for each partial or full quarter in which the Award Recipient was Employed during the First Vesting Period. Any other portion of the Time-Based Award that remains unvested as of the date of such termination of Employment shall be forfeited and cancelled immediately.

2.	Second Vesting Period: If the Accelerating Termination occurs during the Second Vesting Period, the portion of the Time-Based Award that was scheduled to vest on the Quarterly Vesting Date immediately following the Accelerating Termination will vest on the date of termination of Employment. Any other portion of the Time-Based Award that remains unvested as of the date of such termination of Employment shall be forfeited and cancelled immediately.

b.	Performance-Based Award. In order to encourage the Award Recipient’s contribution to the successful performance of the Company, the Award Recipient has the opportunity to receive a Performance-Based Award subject to the attainment of the performance goals

Avaya – Proprietary and Confidential

set forth in Appendix I. Upon the attainment of the performance goals set forth in Appendix I, the amount of the Performance-Based Award that shall be granted and vested will be determined in accordance with the formula set forth in that Appendix. In the event the Award Recipient ceases Employment for any reason prior to determination of the attainment of the performance goals set forth in Appendix I, the Performance-Based Award shall not be granted and any right, title and interest in it shall be forfeited and cancelled.

3.	Payment. With respect to each portion of the Award that vests, the Company shall pay amounts due as soon as practicable after each applicable vesting date.

4.	Certain Tax Matters. The Award Recipient expressly acknowledges that this Award is subject to standard tax withholding requirements.

5.	Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

6.	Acknowledgement. The Award Recipient confirms that he or she has been provided adequate opportunity to review the terms of this Agreement, including Appendices I and II. The Award Recipient understands that clicking the appropriate box, “Accept” for acceptance or “Reject” for rejection, indicates his or her irrevocable election to accept or reject, as applicable, the terms of the grant as set forth in this Agreement. The Award Recipient further acknowledges and agrees that (i) this is an electronic agreement, (ii) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (iii) any such electronic signature shall be binding against the Company and shall create a legally binding agreement when this Agreement is accepted by the Award Recipient.

7.	Definitions:

“Cause” means a material breach by the Award Recipient of his or her duties and responsibilities which is not promptly remedied after the Company or one of its subsidiaries gives written notice to the Award Recipient specifying such breach, or (ii) the commission by the Award Recipient of a felony involving moral turpitude, or (iii) the commission by the Award Recipient of theft, fraud, material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, or (iv) a significant violation by the Award Recipient of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.

“Disability” means a disability that would entitle the Award Recipient to long-term disability benefits under the Company’s or any of its subsidiaries’ long-term disability plans to which the Award Recipient participates. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” shall mean a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).

“Employee” means any person who is employed by the Company or one of its subsidiaries.

Avaya – Proprietary and Confidential

2

“Employment” means the employment or other service relationship with the Company and its subsidiaries. An individual who receives an Award in his or her capacity as an Employee will be deemed to cease Employment when the employee-employer relationship with the Company and its subsidiaries ceases. An individual who receives an Award in any other capacity will be deemed to continue Employment so long as he or she is providing services to the Company or one of its subsidiaries. If an Award Recipient’s relationship is with a subsidiary of the Company and that subsidiary ceases to be a subsidiary of the Company, the Award Recipient will be deemed to cease Employment when the entity ceases to be a subsidiary of the Company unless the Award Recipient transfers Employment to the Company or its remaining subsidiaries. In any case where a cessation of an Award Recipient’s Employment would affect the Award Recipient’s rights to payment under an Award that includes nonqualified deferred compensation subject to Section 409A, references to cessation of Employment shall be construed to require a “separation from service” as defined in Section 409A.

8.	Acceptance of Agreement. In order for this Award to become effective, the Award Recipient must acknowledge acceptance of the Agreement within 60 days from the Time-Based Award Grant Date. If the foregoing does not occur by such date, then the entire Award may be cancelled at the discretion of the Company.

This version supersedes any prior agreement versions for the grant described above.

Agreed to as of the Time-Based Award Grant Date

The foregoing Agreement is hereby accepted:

AVAYA INC.

By:

Avaya – Proprietary and Confidential

3

Appendix I

Performance-Based Award Vesting Conditions

The following table outlines the respective measurement periods and performance goals for the Performance-Based Award:

Measurement Period	Avaya Inc. Target
FY2016	TBD*
FY2017	TBD*
FY2018	TBD*
FY2019	TBD*

*	To be determined by the Board of Directors of Avaya Holdings Corp. or the Compensation Committee thereof during the first fiscal quarter of such fiscal year.

Following the end of each fiscal year, the Board of Directors of Avaya Holdings Corp. or the Compensation Committee thereof shall determine if the performance goal set forth for such fiscal year has been achieved by Avaya Inc. If the applicable performance goal has been achieved, then at such time of determination the Award Recipient will be granted a Performance-Based Award in cash equal to fifty percent (50%) of one-fourth (1/4th) of the Time-Based Award. Any such Performance-Based Award that is granted shall be immediately vested and non-forfeitable.

Avaya – Proprietary and Confidential

Appendix I - 1

Appendix II

NON-DISCLOSURE, IP ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION

By executing the Award Agreement, the Award Recipient acknowledges the importance to Avaya Inc. and its Affiliates existing now or in the future (hereinafter referred to collectively as the “Company”), of protecting its confidential information and other legitimate business interests, including, without limitation, the valuable trade secrets and good will that it develops or acquires. The Award Recipient further acknowledges that the Company is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that obtaining agreements such as this one from its employees is reasonable and necessary. The Award Recipient undertakes the obligations in this Appendix II in consideration of the Award Recipient’s initial and/or ongoing relationship with the Company, this Award, the Award Recipient’s being granted access to trade secrets and other confidential information of the Company, and for other good and valuable consideration, the receipt and sufficiency of which the Award Recipient acknowledges. As used in this Appendix II, “relationship” refers to an Award Recipient’s employment or association as an advisor, consultant or contractor, with the Company, as applicable.

1.	Loyalty and Conflicts of Interest

1.1. Exclusive Duty. During his or her relationship with the Company, the Award Recipient will not engage in any other business activity that creates a conflict of interest except as permitted by the Company’s Code of Conduct.

1.2. Compliance with Company Policy. The Award Recipient will comply with all lawful policies, practices and procedures of the Company, as these may be implemented and/or changed by the Company from time to time. Without limiting the generality of the foregoing, the Award Recipient acknowledges that the Company may from time to time have agreements with other Persons which impose obligations or restrictions on the Company regarding Intellectual Property, as defined below, created during the course of work under such agreements and/or regarding the confidential nature of such work. The Award Recipient will comply with and be bound by all such obligations and restrictions which the Company conveys to him or her and will take all actions necessary (to the extent within his or her power and authority) to discharge the obligations of the Company under such agreements.

2.	Confidentiality

2.1. Nondisclosure and Nonuse of Confidential Information. All Confidential Information, as defined below, which the Award Recipient creates or has access to as a result of his or her relationship with the Company, is and shall remain the sole and exclusive property of the Company. The Award Recipient will never, directly or indirectly, use or disclose any Confidential Information, except (a) as required for the proper performance of his or her regular duties for the Company, (b) as expressly authorized in writing in advance by the Company’s General Counsel, (c) as required by applicable law or regulation, or (d) as may be reasonably determined by the Award Recipient to be necessary in connection with the enforcement of his or her rights in connection with this Appendix II. This restriction shall continue to apply after the termination of the Award Recipient’s relationship with the Company or any restriction time period set forth in this Appendix II, howsoever caused. The Award Recipient shall furnish prompt notice to the Company’s General Counsel of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and shall provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit.

Avaya – Proprietary and Confidential

Appendix II - 1

2.2. Use and Return of Documents. All documents, records, and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company, and any copies (including, without limitation, electronic), in whole or in part, thereof (the “Documents” and each individually, a “Document”), whether or not prepared by the Award Recipient, shall be the sole and exclusive property of the Company. Except as required for the proper performance of the Award Recipient’s regular duties for the Company or as expressly authorized in writing in advance by the Company, the Award Recipient will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Award Recipient will safeguard, and return to the Company immediately upon termination of the Award Recipient’s relationship with the Company, and at such other times as may be specified by the Company, all Documents and other property of the Company, and all documents, records and files of its customers, subcontractors, vendors, and suppliers (“Third-Party Documents” and each individually a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in the Award Recipient’s possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, the Award Recipient may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media to the Company and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of the Company, the Award Recipient will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 2.2 to the contrary, the Award Recipient shall be permitted to retain copies of all Documents evidencing his or her hire, equity, compensation rate and benefits, this Appendix II, and any other agreements between the Award Recipient and the Company that the Award Recipient has signed or electronically accepted.

3.	Non-Competition, Non-Solicitation, and Other Restricted Activity

3.1. Non-Competition. This paragraph is applicable to Award Recipients who hold Vice President and higher positions as of the date this Award is accepted. During his or her relationship with the Company and for a period of twelve (12) months immediately following the termination of the Award Recipient’s relationship with the Company for any reason, whether voluntary or involuntary, the Award Recipient will not, directly or indirectly, whether paid or not (a) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (b) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (c) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate him or herself with, any business whose business, product(s) or operations are in any respect competitive with or otherwise similar to the Company’s business. The foregoing covenant shall cover the Award Recipient’s activities in every part of the Territory. “Territory” shall mean (a) all states of the United States of America from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of the Award Recipient’s relationship with the Company; and (b) all other countries from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of the Award Recipient’s relationship with the Company. The foregoing shall not prevent: (a) passive ownership by the Award Recipient of no more than two percent (2%) of the equity securities of any publicly traded company; or (b) the Award Recipient’s providing services to a division or subsidiary of a multi-division entity or holding company, so long as (i) no division or subsidiary to which the Award Recipient provides services is in any way competitive with or similar to the business of the Company, and (ii) the Award Recipient is not involved in, and does not otherwise engage in competition on behalf of, the multi-division entity or any competing division or subsidiary thereof.

3.2. Good Will. Any and all good will which the Award Recipient develops during his or her relationship with the Company with any of the customers, prospective customers, subcontractors or suppliers of the Company shall be the sole, exclusive and permanent property of the Company, and shall continue to be such after termination of the Award Recipient’s relationship with the Company, howsoever caused.

Avaya – Proprietary and Confidential

Appendix II - 2

3.3. Non-Solicitation of Customers. During the Award Recipient’s relationship with the Company and for a period of twelve (12) months immediately following the termination of the Award Recipient’s relationship with the Company for any reason, whether voluntary or involuntary, the Award Recipient will not, directly or indirectly, contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any customer of the Company for the purposes of conducting business that is competitive with or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way; provided that this restriction applies (i) only with respect to those customers who are or have been a customer of the Company at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if the Award Recipient has performed work for such customer during his or her relationship with the Company, has been introduced to, or otherwise had contact with, such customer as a result of his or her relationship with the Company, or has had access to Confidential Information which would assist in the solicitation of such customer. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

3.4. Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During his or her relationship with the Company and for a period of twelve (12) months immediately following the termination of the Award Recipient’s relationship with the Company for any reason, whether voluntary or involuntary, the Award Recipient will not, and will not assist anyone else to, (a) hire or solicit for hiring any employee of the Company or seek to persuade or induce any employee of the Company to discontinue employment with the Company, or (b) hire or engage any independent contractor providing services to the Company, or solicit, encourage or induce any independent contractor providing services to the Company to terminate or diminish in any substantial respect its relationship with the Company. For the purposes of this Appendix II, an “employee” or “independent contractor” of the Company is any person who is or was such at any time within the preceding six-month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

3.5. Non-Solicitation of Others. The Award Recipient agrees that for a period of twelve (12) months immediately following the termination of the Award Recipient’s relationship with the Company, for any reason, whether voluntary or involuntary, the Award Recipient will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the termination of his or her relationship with the Company, to terminate or adversely modify any business relationship with the Company, or not to proceed with, or enter into, any business relationship with the Company, nor shall he or she otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

3.6. Notice of New Address and Employment. During the 12-month period immediately following the termination of his or her relationship with the Company, for any reason, whether voluntary or involuntary, the Award Recipient will promptly provide the Company with pertinent information concerning each new job or other business activity in which the Award Recipient engages or plans to engage during such 12-month period as the Company may reasonably request in order to determine the Award Recipient’s continued compliance with his or her obligations under this Appendix II. The Award Recipient shall notify his or her new employer(s) of the Award Recipient’s obligations under this Appendix II, and hereby consents to notification by the Company to such employer(s) concerning his or her obligations under this Appendix II. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder. Any breach of this Section 3.6 shall constitute a material breach of this agreement.

Avaya – Proprietary and Confidential

Appendix II - 3

3.7. Acknowledgement of Reasonableness; Remedies. In signing or electronically accepting the Award Agreement, the Award Recipient gives the Company assurance that the Award Recipient has carefully read and considered all the terms and conditions hereof. The Award Recipient acknowledges without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of the Company, that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints will not prevent the Award Recipient from obtaining other suitable employment during the period in which he or she is bound by them. The Award Recipient will never assert, or permit to be asserted on the Award Recipient’s behalf, in any forum, any position contrary to the foregoing. Were the Award Recipient to breach any of the provisions of this Appendix II, the harm to the Company would be irreparable. Therefore, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and the Award Recipient agrees that injunctive relief is an appropriate remedy to address any such breach. Without limiting the generality of the foregoing, or other forms of relief available to the Company, in the event of the Award Recipient’s breach of any of the provisions of this Appendix II, the Award Recipient will forfeit any award or payment made pursuant to any applicable severance or other incentive plan or program, or if a payment has already been made, the Award Recipient will be obligated to return the proceeds to the Company.

3.8. Unenforceability. In the event that any provision of this Appendix II shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The 12-month period of restriction set forth in Sections 3.1, 3.3, 3.4 and 3.5 hereof and the 12-month period of obligation set forth in Section 3.6 hereof shall be tolled, and shall not run, during any period of time in which the Award Recipient is in violation of the terms thereof, in order that the Company shall have the agreed-upon temporal protection recited herein.

3.9. Governing Law and Consent to Jurisdiction. The terms of this Appendix II shall be governed by and interpreted in accordance with the laws of the State of Delaware, as if performed wholly within the state and without giving effect to the principles of conflicts of law. In the event of any alleged breach of this Appendix II, the Award Recipient consents and submits to the exclusive jurisdiction of the federal and state courts in and of the State of Delaware. The Award Recipient will accept service of process by registered or certified mail or the equivalent directed to his or her last known address on the books of the Company, or by whatever other means are permitted by such court.

3.10. Limited Exception for Attorneys. Insofar as the restrictions set forth in this Section 3 prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at the Company, they shall not apply if the Award Recipient is a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which the Award Recipient is licensed as an attorney.

3.11. Attorneys’ Fees and Costs. Except as prohibited by law, the Award Recipient shall indemnify the Company from any and all costs and fees, including attorneys’ fees, incurred by the Company in successfully enforcing the terms of this Award Agreement against the Award Recipient, (including, but not limited to, a court partially or fully granting any application, motion, or petition by the Company for a temporary restraining order, preliminary injunction, or permanent injunction), as a result of the Award Recipient’s breach or threatened breach of any provision contained herein. The Company shall be entitled to recover from the Award Recipient its costs and fees incurred to date at any time during the course of a dispute (i.e., final resolution of such dispute is not a prerequisite) upon written demand to the Award Recipient.

Avaya – Proprietary and Confidential

Appendix II - 4

3.12. Enforcement. The Company agrees that it will not enforce Sections 3.1, 3.3, 3.5 or the portion of Section 3.4 that prohibits Award Recipient from hiring Company employees and independent contractors to restrict Award Recipient’s employment in any jurisdiction in which such enforcement is contrary to law or regulation to the extent that Award Recipient is a resident of such jurisdiction at the time Award Recipient’s relationship with the Company terminates and does not otherwise change residency during the restriction period.

4.	Intellectual Property

4.1. In signing or electronically accepting the Award Agreement, the Award Recipient hereby assigns and shall assign to the Company all of his or her rights, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by the Award Recipient during the period of his or her relationship with the Company, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (a) in the course of such relationship, (b) relating to the actual or anticipated business or research development of the Company, or (c) with the use of Company time, material, private or proprietary information, or facilities, except as provided in Section 4.5 below.

4.2. The Award Recipient will, without charge to the Company, but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world.

4.3. The Award Recipient acknowledges that the copyrights in Intellectual Property created with the scope of his or her relationship with the Company belong to the Company by operation of law.

4.4. The Award Recipient has attached hereto as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Award Recipient prior to his or her relationship with the Company, which belong to the Award Recipient and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”), and has provided such list to the Company; and, if no such list is attached, the Award Recipient represents and warrants that there are no such Prior Inventions.

4.5. Exception to Assignments. THE AWARD RECIPIENT UNDERSTANDS THAT THE PROVISIONS OF THIS AWARD AGREEMENT REQUIRING ASSIGNMENT OF INTELLECTUAL PROPERTY (AS DEFINED ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INTELLECTUAL PROPERTY THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B). THE AWARD RECIPIENT WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT HE OR SHE BELIEVES MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

Avaya – Proprietary and Confidential

Appendix II - 5

5.	Definitions

Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 5 and as provided elsewhere in this Appendix II. For purposes of this Appendix II, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

“Confidential Information” means any and all information of the Company, whether or not in writing, that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which the Company operates, (d) its costs and sources of supply, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets, and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company. Confidential Information also includes any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include information that (A) is known or becomes known to the public in general (other than as a result of a breach of Section 2 hereof by the Award Recipient), (B) is or has been independently developed or conceived by the Award Recipient without use of the Company’s Confidential Information or (C) is or has been made known or disclosed to the Award Recipient by a third party without a breach of any obligation of confidentiality such third party may have to the Company of which the Award Recipient is aware.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

6.	Compliance with Other Agreements and Obligations

The Award Recipient represents and warrants that his or her employment or other relationship with the Company and execution and performance of the Award Agreement, including this Appendix II, will not breach or be in conflict with any other agreement to which the Award Recipient is a party or is bound, and that the Award Recipient is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of the Award Recipient’s obligations hereunder or the Award Recipient’s duties and responsibilities to the Company, except as disclosed in writing to the Company’s General Counsel no later than the time an executed copy of the Award Agreement, including this Appendix II, is returned by the Award Recipient. The Award Recipient will not disclose to or use on behalf of the Company, or induce the Company to use, any proprietary information of any previous employer or other third party without that party’s consent.

Avaya – Proprietary and Confidential

Appendix II - 6

7.	Entire Agreement; Severability; Modification

With respect to the subject matter hereof, this Appendix II sets forth the entire agreement between the Award Recipient and the Company, and, except as otherwise expressly set forth herein, supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, regarding the same. If the Award Recipient previously executed an Award Agreement with an Appendix II or other schedule containing similar provisions, this Appendix II shall supersede such agreement. In the event of conflict between this Appendix II and any prior agreement between the Award Recipient and the Company with respect to the subject matter hereof, this Appendix II shall govern. The provisions of this Appendix II are severable, and no breach of any provision of this Appendix II by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse the Award Recipient’s obligation to fulfill the requirements of Sections 2, 3 and 4 hereof. No deletion, addition, marking, notation or other change to the body of this Appendix II shall be of any force or effect, and this Appendix II shall be interpreted as if such change had not been made. This Appendix II may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Award Recipient and the Company’s General Counsel. If any provision of this Appendix II should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Appendix II shall survive any termination if so provided in this Appendix II or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no changes to the nature or scope of the Award Recipient’s relationship with the Company shall operate to extinguish the Award Recipient’s obligations hereunder or require that a new agreement concerning the subject matter of this Appendix II be executed.

8.	Assignment

Neither the Company nor the Award Recipient may make any assignment of this Appendix II or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Appendix II without the Award Recipient’s consent (a) in the event that the Award Recipient is transferred to a position with one of the Company’s Affiliates or (b) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any company or entity or transfer to any company or entity all or substantially all of the business, properties or assets of the Company or any division or line of business of the Company with which the Award Recipient is at any time associated. This Appendix II shall inure to the benefit of and be binding upon the Award Recipient and the Company, and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns.

9.	At-Will Employment

This Appendix II does not alter or in any way modify the at-will nature of the Award Recipient’s employment with the Company. Accordingly, this Appendix II does not in any way obligate the Company to retain the Award Recipient’s services for a fixed period or at a fixed level of compensation; nor does it in any way restrict the Award Recipient’s right or that of the Company to terminate the Award Recipient’s employment at any time, at will, with or without notice or cause.

10.	Successors

The Award Recipient consents to be bound by the provisions of this Appendix II for the benefit of the Company, and any successor or permitted assign to whose employ the Award Recipient may be transferred, without the necessity that a new agreement concerning the subject matter or this Appendix II be re-signed at the time of such transfer.

Avaya – Proprietary and Confidential

Appendix II - 7

11.	Acknowledgement of Understanding

In signing or electronically accepting the Award Agreement, the Award Recipient gives the Company assurance that the Award Recipient has read and understood all of its terms; that the Award Recipient has had a full and reasonable opportunity to consider its terms and to consult with any person of his or her choosing before signing or electronically accepting; that the Award Recipient has not relied on any agreements or representations, express or implied, that are not set forth expressly in the Award Agreement, including this Appendix II; and that the Award Recipient has signed the Award Agreement knowingly and voluntarily.

Avaya – Proprietary and Confidential

Appendix II - 8

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

         No inventions or improvements

         Additional Sheets Attached

Date:
Signature

Name of Employee (typed or printed)

Avaya – Proprietary and Confidential

Appendix II - 9

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Avaya – Proprietary and Confidential

Appendix II - 10